Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300    Fax: 604-631-3309

June 10, 2021

Reference: 99845/2

AbCellera Biologics Inc.

2215 Yukon St.

Vancouver, B.C. V5Y 0A1

Canada

RE:	Securities of AbCellera Biologics Inc. Registered under Registration Statement on Form S-1

We have acted as Canadian counsel to AbCellera Biologics Inc. (the “Company”), a corporation incorporated under the laws of the Province of British Columbia, in connection with the offer and sale by selling shareholders identified in the Registration Statement (as defined below) (collectively, the “Selling Shareholders”) of 12,000,000 common shares in the capital of the Company (the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents:

(a)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”);

(b)	the articles of the Company; and

(c)	certain resolutions of the Company’s directors and shareholders.

We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Officer’s Certificate and comparable documents and representations of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP